Exhibit 10.1

DESCRIPTION OF THE MATERIAL TERMS OF
THE VERTRO, INC. 2011 BONUS PROGRAM

           The Vertro, Inc. 2011 Bonus Program (the “Bonus Program”) provides for the payment of cash bonuses to employees of Vertro, Inc. (the “Company”) and its subsidiaries, including the Company’s currently employed named executive officers (the “NEOs,” as named in the Company’s 2010 proxy statement and anticipated to be named in the 2011 proxy statement).

The Bonus Program for NEOs is predicated on meeting or exceeding a Financial Performance Goal (the “FPG”) based on an Adjusted EBITDA target.  Adjusted EBITDA is defined as EBITDA (earnings before interest, income taxes, depreciation, and amortization) plus non-cash compensation expense and plus or minus certain identified revenues or expenses that are not expected to recur or be representative of future ongoing operation of the business or represent anomalies in customer acquisition or other costs.

Each NEO has been assigned a bonus range that consists of a Threshold Target Bonus (the “Threshold Target Bonus”), a Target Bonus (the “Target Bonus”), and a Maximum Target Bonus (the “Maximum Target Bonus”) (the amount represented by the Threshold Target Bonus, the Target Bonus, and the Maximum Target Bonus is referred to as the “Bonus”).  Payment of any Bonus is conditioned upon meeting or exceeding the FPG.  In addition, NEOs may receive a Bonus in excess of the Threshold Target Bonus up to the amount of their Maximum Target Bonus based on over-achievement of the FPG.

The following table sets forth the Bonus amounts for which an NEO is eligible under the Bonus Program:

Named Executive Officer	Threshold Target Bonus	Target Bonus	Maximum Target Bonus
Peter Corrao Chief Executive Officer	$160,000	$320,000	$640,000
John Pisaris General Counsel	$83,750	$167,500	$335,000
Robert Roe Senior Vice President	$71,980	$143,960	$287,920

Bonus payouts, if any, to NEOs will be made on an annual basis.  In the event of a change of control, the adjusted EBITDA objectives will be deemed to be met for the NEOs and Messrs. Corrao, Pisaris and Roe would receive their Target Bonus for the full year upon consummation of the change of control.

Except as provided in a contract to the contrary, an NEO’s right to any bonus under the Bonus Program will cease upon termination of employment for any reason, whether voluntary or involuntary.  For NEOs with employment agreements containing provisions for termination for “good reason” or termination by the Company “without cause,” upon separation of employment for either of those reasons, the NEO will receive an amount equal to their Bonus, pro-rated for the amount of time employed by the Company in fiscal 2011, increased or decreased pursuant to actual performance versus targeted performance in the Bonus Program measured as of the end of the calendar month preceding the termination date.  Any such pro-rata bonus will be paid as soon as administratively possible following termination, and in any event, no later than March 15, 2012.

The Company reserves the right to amend or cancel the Bonus Program for any reason in its sole discretion.  The Bonus Program is subject to any compensation recovery policies in effect by the Company from time to time.